Exhibit 10.5
EXECUTIVE SEVERANCE AGREEMENT
THIS EXECUTIVE SEVERANCE AGREEMENT (this “Agreement”) is made and entered into as of May 13, 2022 (the “Effective Date”), by and between Bath & Body Works, Inc. and on behalf of all of its subsidiaries and affiliates (collectively, the “Company”) and Julie B. Rosen (the “Executive”) (hereinafter collectively referred to as the “Parties”).
WHEREAS, the Executive currently serves as a key employee of the Company and the Executive’s services and knowledge are valuable to the Company; and
WHEREAS, in consideration of the Executive’s continued employment, the Company has determined that it is in its best interests to provide the Executive with the severance protections in accordance with the terms and conditions of this Agreement.
NOW, THEREFORE, IN CONSIDERATION of the foregoing, and in view of the promises and other good and valuable consideration described in this Agreement (the sufficiency and receipt of which are hereby acknowledged), the Parties agree as follows:
1.Effective Date and Term of this Agreement. This Agreement shall be effective on the Effective Date and will remain in effect unless and until (i) the Executive’s employment with the Company is terminated by either Party in accordance with Section 2, and (ii) all payments and/or benefits to which the Executive is entitled under this Agreement, if any, have been made or provided to the Executive in accordance with the terms of this Agreement.
2.Termination of Employment. The Executive’s employment with the Company shall terminate upon the earlier of: (i) automatically sixty (60) days after the Executive provides a Notice of Termination of the Executive’s resignation for any reason other than for Good Reason; (ii) thirty (30) days following the Executive providing a Notice of Termination indicating the existence of a condition(s) constituting Good Reason other than to the extent that such condition is cured; (iii) immediately upon the Executive’s Total Disability or death; (iv) automatically thirty (30) days after the Executive receives Notice of Termination from the Company of the Executive’s Termination without Cause; or (v) the date set forth in the Notice of Termination from the Company of the Executive’s termination of employment with the Company for Cause (collectively, the earliest of being the “Termination Date”). The Company may, in its sole discretion, waive all or any part of the notice periods set forth in subsection (i) or (iv) in the immediately preceding sentence and pay the Executive in lieu of any such waived period the compensation and other benefits that the Executive would have otherwise received in such period, but in either case the Executive or the Company, as applicable, will deliver such Notice of Termination.
3.Non-Qualifying Termination.
(a)Notwithstanding anything herein or in any other agreement to the contrary, if the Executive’s employment is terminated by the Company for Cause, the Company’s sole obligation shall be to pay the Executive the Accrued Amounts and the Executive shall not be entitled to severance benefits under this Agreement or any other agreement or severance plan, policy or program of the Company.
(b)Notwithstanding anything herein or in any other agreement to the contrary, to the extent that the Executive experiences a Termination for any reason while a Company-led internal investigation into facts that could reasonably give rise to the Executive’s Termination for Cause is pending: (i) the Executive shall not be entitled to receive any severance benefits under this Agreement (other than the Accrued Amounts) or any other agreement or severance plan, policy or program of the Company; and (ii) the Executive shall not be entitled to vest in or receive any Variable Compensation in either case, unless and until the Company concludes its investigation with a finding that grounds for a Termination for Cause did not in fact exist, and only to the extent provided for under the terms of the applicable agreement, plan, policy or program.
(c)If the Executive experiences a Termination by reason of the Executive’s death or if the Executive gives the Company a Notice of Termination other than for Good Reason, the Company’s sole obligation shall be to pay the Executive the Accrued Amounts.
(d)If the Executive experiences a Termination by reason of the Executive’s Total Disability, the Company shall provide the Executive with the following: (i) the Accrued Amounts; and (ii) the Executive shall be entitled to receive disability benefits available under the Company’s long-term disability plan as then in effect, to the extent applicable.
4.Severance Upon a Qualifying Termination Not Within the Protection Period. If the Executive experiences a Qualifying Termination not within the Protection Period, then, subject to Section 6, the Company shall provide the Executive with the following (collectively, the “Severance Benefits”):
(a)The Accrued Amounts;
(b)The Company shall continue to pay the Executive’s Base Salary for a period of two (2) years following the Qualifying Termination, less applicable withholding, payable as follows: (i) on the Company’s first regularly scheduled pay date falling on or after sixty (60) days from the Executive’s Termination Date (the “First Payment Date”), the Company will pay the Executive, without interest, the number of missed payroll installments that would have been paid during the period beginning on the Termination Date and ending on the First Payment Date had the installments been paid on the Company’s regularly scheduled payroll dates, and (ii) each of the remaining installments shall be paid on the Company’s regularly scheduled pay dates during the remainder of such two (2)-year period;
(c)The Company shall pay the Executive an amount equal two (2) years’ of COBRA premiums (based on the premium rate in effect on the Termination Date) in a single lump sum payment less applicable withholding (“COBRA Payment”). The COBRA Payment shall be paid (i) on the Company’s first regularly scheduled pay date falling on or after sixty (60) days from the Executive’s Termination Date and (ii) regardless of whether the Executive elects COBRA continuation coverage under the Company’s group health plan;
(d)The Company shall pay the Executive any incentive compensation under the IC Plan as follows: (i) the incentive compensation that the Executive would have received for the season which includes the Executive’s Termination Date if the Executive had remained employed with the Company through the completion of such season, pro-rated to such Termination Date and based on actual performance; and (ii) the incentive compensation under the IC Plan that the Executive would have received if the Executive had remained employed with the Company for a period of two (2) years (i.e., four (4) seasons under the IC Plan) after the Termination Date based on actual performance, less applicable withholding, subject to the terms of the IC Plan. The foregoing payments shall be paid at the same time as payments under the IC Plan are typically paid, but in no event later than March 15th of the year following the year in which the applicable season is completed; and
(e)The treatment of any outstanding equity awards shall be determined as follows:

(i)A pro-rata portion of the outstanding unvested equity awards that are held by the Executive as of the Termination Date and vest only based on the passage of time shall vest and be settled on the First Payment Date, which pro-rata vesting shall be determined by (A) multiplying (x) the number of shares subject to the award by (y) a fraction, the numerator of which is the number of complete months between the first day of the applicable time-based vesting period and the Termination Date, and the denominator of which is the aggregate number of months in the time-based vesting period, less (B) the number of shares subject to the award that had already vested pursuant to the award’s terms prior to the Termination Date, if any;
(ii)A pro-rata portion of the outstanding unvested equity awards that are held by the Executive as of the Termination Date and vest based, at least in part, on the satisfaction of performance goals shall vest and be settled promptly following the end of the performance period, but in any event not earlier than the First Payment Date or later than the end of the calendar year in which performance period ends, which pro-rata vesting shall be determined by (A) multiplying the number of shares that the Executive would have earned for the entire performance period based on the level of performance determined in accordance with the applicable plan and award agreements by (B) a fraction, the numerator of which is the number of complete months between the first day of the applicable performance period and the Termination Date, and the denominator of which is the aggregate number of months in the vesting period;
(iii)To the extent that any outstanding unvested equity award that is held by the Executive as of the Termination Date would vest at a greater percentage under the terms of the applicable plan and award agreement than as provided for under Sections 4(e)(i)-(ii), the terms of such award agreement shall instead determine the number of shares covered by such equity award that will vest under this Section 4(e), subject to Sections 4(e)(iv)-(v);
(iv)Notwithstanding the foregoing, no equity awards that are outstanding as of the Termination Date will be forfeited during the three (3)-month period commencing upon the Termination Date, provided, that, (x) to the extent a Change in Control occurs during such three (3)-month period, any such equity awards that are outstanding and unvested as of the Change in Control will instead be treated in accordance with Section 5; and (y) to the extent a Change in Control does not occur during such three (3)-month period, any portion of the equity awards outstanding as of Termination Date that do not vest pursuant to Sections 4(e)(i)-(iii) shall be forfeited; and
(v)To the extent that the payment or settlement of any equity awards in accordance with the foregoing would constitute an impermissible change in the time or form of payment under Section 409A of the Code, then such portion shall be payable at a time that would be permitted under Section 409A of the Code and that is as near as possible to the payment timing contemplated by the foregoing.
5.Severance Upon a Qualifying Termination Within the Protection Period. If the Executive has a Qualifying Termination within the Protection Period, then, subject to Section 6, the Company will provide the Executive with the following (collectively, the “Change in Control Severance Benefits”):
(a)The payments and benefits described in Sections 4(a), (b), and (c);
(b)A payment equal to the sum of the incentive compensation payouts that the Executive actually received under the IC Plan for the four (4) completed seasons immediately preceding the Termination Date (the “Bonus Amount”). The Bonus Amount shall be paid, less applicable withholding, in a lump sum cash payment on the First Payment Date;

(c)A payment equal to the product of (i) the average of the incentive compensation payouts that the Executive actually received under the IC Plan for the four (4) completed seasons immediately preceding the Executive’s Termination Date, multiplied by (ii) a fraction, the numerator of which is the number of days in the season (within the meaning of the IC Plan) in which the Termination Date occurs that elapsed through the Termination Date and the denominator of which is the total number of days in such season. The foregoing payment, less applicable withholding, shall be paid on the First Payment Date;
(d)If any action at law, in equity, or arbitration, including an action for declaratory relief, is brought by the Executive to obtain or enforce any rights provided by this Section 5, and Executive prevails in such action, the Company shall reimburse the Executive for all documented legal fees and expenses reasonably incurred by the Executive in such action; provided that such reasonable legal fees and expenses incurred by the Executive within the first six (6) months following the Executive’s Termination Date shall be reimbursed by the Company during the seventh (7th) month after the Executive’s Termination Date. Expenses incurred thereafter shall be reimbursed on a monthly basis for expenses incurred in the preceding month by the Company in accordance with the Company’s expense policies applicable to employees; and
(e)All of the outstanding and unvested equity awards held by the Executive immediately before such Qualifying Termination will immediately become fully vested and payable on the First Payment Date, provided that, to the extent that paying any portion of such amount in accordance with the foregoing would constitute an impermissible change in the time or form of payment under Section 409A of the Code, then such portion shall be payable at a time that would be permitted under Section 409A of the Code and that is as near as possible to the payment timing contemplated by the foregoing. To the extent that an equity award vests based on the achievement of performance goals, performance goals will be deemed to be achieved at target levels if less than one-third of the applicable performance period has elapsed as of the date of the Change in Control, otherwise performance goals will be deemed to be achieved at maximum levels.
In the event that the Termination Date occurs during the portion of the Protection Period that precedes a Change in Control and the Executive has already commenced receiving payments and/or benefits under Section 4 prior to the Change in Control, then (i) the Executive will be entitled to the payments and benefits under this Section 5 in lieu of any additional payments or benefits under Section 4, but only to the extent an equivalent payment and/or benefit has not already been paid or provided pursuant to Section 4; and (ii) any payments that the Executive would have otherwise been entitled to under this Section 5 that have not otherwise been paid to the Executive as of the Change in Control will be paid to the Executive in a single lump sum payment as soon as administratively practicable, but no later than sixty (60) calendar days following the occurrence of the Change in Control.
6.Release Requirement. Notwithstanding any other provisions of this Agreement to the contrary, the Company shall not make or provide the Severance Benefits or the Change in Control Severance Benefits (in each case, other than the Accrued Amounts) or waive its rights under Section 7(e) unless the Executive timely executes and delivers to the Company a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and such Release becomes effective and irrevocable within sixty (60) days following the Executive’s Termination Date. If the foregoing requirements are not satisfied by the Executive, then no Severance Benefits nor Change in Control Severance Benefits (in each case, other than the Accrued Amounts) shall be due to the Executive pursuant to this Agreement.
7.Effect on Other Plans, Agreements and Benefits.

(a)Any severance benefits payable to the Executive under this Agreement will be in lieu of and not in addition to: (i) any severance benefits to which the Executive would otherwise be entitled under any general severance policy or severance plan maintained by the Company or any agreement between the Executive and the Company that provides for severance benefits (for the avoidance, other than any special written retention agreements); and (ii) any salary continuation provided for under the Confidentiality, Noncompetition and Intellectual Property Agreement.
(b)Any severance benefits payable to the Executive under this Agreement will not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of the Company, except to the extent expressly provided therein.
(c)The Executive’s entitlement to any other benefits not expressly referenced herein shall be determined in accordance with the applicable employee benefit plans then in effect.
(d)The Executive expressly agrees that any amounts the Executive may owe to the Company as of the Termination Date may be deducted from the amounts that the Company would otherwise owe to the Executive under this Agreement, subject to the requirements of Section 409A of the Code.
(e)Notwithstanding anything herein or in any other agreement to the contrary, if the Executive incurs a Termination for Cause, then all Variable Compensation shall be immediately canceled for no consideration. If the Executive incurs a Termination for Cause, or the Company becomes aware (after the Executive’s Termination) of conduct on the part of the Executive that would have been grounds for a Termination for Cause, then the Company retains the right to require the Executive to deliver to the Company, immediately upon request, the Variable Compensation (in shares and/or cash) granted on or after the Effective Date and paid or delivered to the Executive within the three (3) years prior to the Termination Date, including the profit the Executive realized upon the exercise of stock options, if any.
8.Section 280G of the Code.
(a)Notwithstanding anything in this Agreement to the contrary, if the Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code) and the payments and benefits provided for in this Agreement, together with any other payments and benefits which the Executive has the right to receive from the Company or any other person, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement will be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Executive from the Company and/or such person(s) will be $1.00 less than three (3) times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Executive will be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better “net after-tax position” to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes).
(b)The reduction of payments and benefits hereunder, if applicable, will be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.

(c)The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary will be made applying principles, assumptions and procedures consistent with Section 280G of the Code by an accounting firm or law firm of national reputation that is selected for this purpose by the Company in its sole discretion (the “280G Firm”). In order to assess whether payments under this Agreement or otherwise qualify as reasonable compensation that is exempt from being a parachute payment under Section 280G of the Code, the 280G Firm or the Company may retain the services of an independent valuation expert.
(d)If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company used in determining if a “parachute payment” exists, exceeds $1.00 less than three (3) times the Executive’s base amount, then the Executive must immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 8 will require the Company to be responsible for, or have any liability or obligation with respect to, the Executive’s excise tax liabilities under Section 4999 of the Code.
9.Arbitration and Class and Representative Action Waiver.
(a)The Parties agree that, subject to Section 9(b), any controversy or claim between the Company and the Executive arising out of or relating to this Agreement or its termination shall be settled and determined by a single arbitrator whose award shall be accepted as final and binding upon the Parties. If the Executive initiates arbitration, the Executive will be responsible for paying one-half of the filing fee. Each Party will be responsible for their own attorney’s fees, subject to Section 5(d). The Parties shall jointly select an arbitrator from JAMS, Inc. (“JAMS”) or the American Arbitration Association (“AAA”) with at least ten (10) years of experience in employment disputes. The arbitration shall be conducted on a confidential basis by the AAA or JAMS and administered under their Employment Arbitration Rules, which are currently available at http://www.adr.org and http://www.jamsadr.com, respectively. The arbitrator shall have the authority to allow for appropriate discovery and exchange of information before a hearing, including, but not limited to, production of documents, information requests, depositions and subpoenas. Unless the arbitrator determines additional discovery is necessary to adequately arbitrate Executive’s claims, discovery shall be conducted in accordance with the then-current version of the Federal Rules of Civil Procedure. Those rules can be found at https://www.law.cornell.edu/rules/frcp. The arbitration shall take place in Columbus, Ohio. Notwithstanding the AAA or JAMS rules, all parties to the arbitration shall have the right to file a dispositive motion and shall not be required to seek permission from the arbitrator to do so. Any decision or award as a result of any such arbitration proceeding shall be in writing and shall provide an explanation for all conclusions of law and fact and shall include the assessment of costs, expenses, and reasonable attorneys’ fees. Judgment on the award may be entered in any court having jurisdiction.
(b)This Arbitration provision does not include:
(i)Any claim arising under or related to the Confidentiality, Noncompetition and Intellectual Property Agreement;
(ii)A claim for workers’ compensation benefits;
(iii)A claim for unemployment compensation benefits;
(iv)A claim based upon the Company’s current (successor or future) employee benefits and/or welfare plans that contain an appeal procedure or other procedure for the resolution of disputes under this Agreement; and

(v)A claim of sexual harassment, including hostile work environment, “sexual assault” (defined as actual or threatened unwelcomed touching of a sexual nature), gender discrimination, and retaliation related to same.
(c)This Agreement also does not prevent the Executive from filing a claim or charge with a federal, state or local administrative agency, such as the Equal Employment Opportunity Commission, the National Labor Relations Board, or similar state or local agencies.
(d)This Agreement does not prohibit those limited circumstances under which either Party finds it necessary to seek emergency or temporary injunctive relief, such as a preliminary injunction or a temporary restraining order, from a court that may be necessary to protect any rights or property of either Party pending the establishment of the arbitral tribunal or its determination of the merits of the dispute.
(e)CLASS ACTION WAIVER. To the extent permissible by law, there shall be no right or authority for any dispute to be arbitrated as a class action or collective action (“Class Action Waiver”). THIS MEANS THAT, EXCEPT AS EXPLICITLY PROVIDED HEREIN, ALL DISPUTES BETWEEN THE PARTIES THAT ARISE, OR HAVE ARISEN, OUT OF EXECUTIVE’S EMPLOYMENT OR THE TERMINATION OF THE EXECUTIVE’S EMPLOYMENT SHALL PROCEED IN ARBITRATION SOLELY ON AN INDIVIDUAL BASIS, AND THAT THE ARBITRATOR’S AUTHORITY TO RESOLVE ANY DISPUTE AND TO MAKE WRITTEN AWARDS WILL BE LIMITED TO THE EXECUTIVE’S INDIVIDUAL CLAIMS.
(f)REPRESENTATIVE ACTION WAIVER.  To the extent permissible by law, there shall be no right or authority for any dispute to be arbitrated as a representative action or as a private attorney general action, including but not limited to claims brought pursuant to the Private Attorney General Act of 2004, Cal. Lab. Code § 2698, et seq. (“Representative Action Waiver”).  THIS MEANS THAT, TO THE EXTENT CONSISTENT WITH APPLICABLE LAW, THE EXECUTIVE MAY NOT SEEK RELIEF ON BEHALF OF OTHERS IN ARBITRATION, INCLUDING BUT NOT LIMITED TO SIMILARLY AGGRIEVED EMPLOYEES.  THE ARBITRATOR’S AUTHORITY TO RESOLVE ANY DISPUTE AND TO MAKE WRITTEN AWARDS WILL BE LIMITED TO THE EXECUTIVE’S INDIVIDUAL CLAIMS.
(g)The Parties agree that only a court of competent jurisdiction may interpret this Section 9 and resolve challenges to its validity and enforceability, including but not limited to the validity, enforceability and interpretation of the Class Action Waiver and Representative Action Waiver.  The arbitrator shall have no jurisdiction or power to make such determinations. The Federal Arbitration Act, 9 U.S.C. §§ 1-16, shall govern the interpretation and enforcement of the duty to arbitrate found in this Section 9 and all arbitration proceedings under this Agreement.
(h)Any conflict between the rules and procedures set forth in either the JAMS or AAA rules and those set forth in this Agreement shall be resolved in favor of those in this Agreement.
(i)The burden of proof at an arbitration shall at all times be on the Party seeking relief.
(j)In reaching a decision, the arbitrator shall apply the governing substantive law applicable to the claims, causes of action and defenses asserted by the Parties, as applicable in Ohio. The arbitrator shall have the power to award all remedies that could be awarded by a court or administrative agency in accordance with the governing and applicable substantive law, including, without limitation, Title VII, the Age Discrimination in Employment Act, and the Family and Medical Leave Act.
(k)The aggrieved Party must give written notice of any claim to the other Party as soon as possible after the aggrieved Party first knew or should have known of the facts giving rise to the claim. The written notice shall describe the nature of all claims asserted and the facts upon which those claims are based, and shall set forth the aggrieved Party’s intention to pursue arbitration. The notice shall be mailed to the other Party by certified or registered mail, return receipt requested.
10.Amendment. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and the Company.
11.At-Will Employment. This Agreement does not alter the status of the Executive as an at-will employee of the Company. Nothing contained herein shall be deemed to give the Executive the right to remain employed by the Company or to interfere with the rights of the Company to terminate the employment of the Executive at any time, with or without Cause.
12.Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render such provision legal, valid and enforceable, and the other remaining provisions of this Agreement shall not be affected but shall remain in full force and effect. If a court of competent jurisdiction finds the Class Action Waiver and/or Representative Action Waiver in Section 9 is unenforceable for any reason, then the unenforceable waiver provision shall be severable from this Agreement, and any claims covered by any deemed unenforceable waiver provision may only be litigated in a court of competent jurisdiction, but the remainder of the Agreement shall be binding and enforceable.
13.Headings and Subheadings. Headings and subheadings contained in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the heading or subheading of any section or paragraph.
14.Unfunded Obligations. The amounts to be paid to the Executive under this Agreement are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. The Executive shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.
15.Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement (including the Notice of Termination and a notice of a claim for which a Party seeks arbitration) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service or facsimile is used, addressed as follows:
To the Executive:
At the most recent address contained in the Company’s personnel files.

To the Company:
Bath & Body Works, Inc.
Three Limited Parkway,

Columbus, Ohio 43230
Attn: Chief Legal Officer
16.Successors and Assigns. The Company may assign its rights and obligations under this Agreement without the Executive’s consent: to (a) an affiliate of the Company, or (b) in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any other entity or person, or transfer all or substantially all of its properties, stock, or assets to any other entity or person, to the acquirer or resulting entity in such transaction. This Agreement will be binding upon any successor of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, the Executive’s beneficiaries or the Executive’s legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.
17.Waiver. Any Party’s failure to enforce any provision or provisions of this Agreement will not in any way be construed as a waiver of any such provision or provisions, nor prevent any Party from thereafter enforcing each and every other provision of this Agreement.
18.Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed to constitute one and the same original.
19.Governing Law. Unless otherwise noted in this Agreement, this Agreement shall be construed in accordance with and governed by the laws of the State of Ohio without regard to conflicts of law principles.
20.Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.
21.Section 409A of the Code. This Agreement is intended to either avoid the application of, or comply with, Section 409A of the Code. To that end, this Agreement shall at all times be interpreted in a manner that is consistent with Section 409A of the Code. Notwithstanding any other provision in this Agreement to the contrary, the Company shall have the right, in its sole discretion, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as it determines is necessary or appropriate for this Agreement to comply with Section 409A of the Code. Further:
(a)Any reimbursement of any costs and expenses by the Company to the Executive under this Agreement shall be made by the Company in no event later than the close of the Executive’s taxable year following the taxable year in which the cost or expense is incurred by the Executive. The expenses incurred by the Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by the Executive in any other calendar year that are eligible for reimbursement hereunder and the Executive’s right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.
(b)Any payment following a separation from service that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a separation from service of a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code) shall be made on the first to occur of (i) ten (10) days after the expiration of the six (6)-month period following such separation from service, (ii) death, or (iii) such earlier date that complies with Section 409A of the Code.

(c)Each payment that the Executive may receive under this Agreement shall be treated as a “separate payment” for purposes of Section 409A of the Code.
(d)Payments under this Agreement are intended to be exempt from the requirements of Section 409A of the Code to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. Any payments and benefits provided under this Agreement may be accelerated in time or schedule by the Company, in its sole discretion, to the extent permitted by Section 409A of the Code.
(e)Notwithstanding anything in this Agreement to the contrary, in no event, shall the Company be liable for any tax, interest or penalty imposed on the Executive under Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.
22.Definitions. Capitalized terms used but not otherwise defined herein have the meanings set forth in this Section 22.
(a)“2020 Stock Plan” means the Company’s 2020 Stock Option and Performance Incentive Plan, as amended from time to time.
(b)“Accrued Amounts” mean: (i) unpaid Base Salary through the Termination Date; and (ii) unreimbursed business expenses incurred by the Executive on behalf of the Company during the term of their employment in accordance with the Company’s standard policies (including expense verification policies) regarding the reimbursement of business expenses, as the same may be modified from time to time.
(c)“Base Salary” means the Executive’s annual base salary in effect as of the Termination Date (without giving effect to any reduction resulting in a Qualifying Termination for Good Reason).
(d)“Cause” means, as determined by the Company in its sole discretion, that the Executive (i) was grossly negligent in the performance of the Executive’s duties with the Company (other than a failure resulting from the Executive’s incapacity due to physical or mental illness); (ii) has pled “guilty” or “no contest” to, or has been convicted of, an act which is defined as a felony under federal or state law; (iii) engaged in misconduct in bad faith that could reasonably be expected to materially harm the Company’s business or its reputation; or (iv) commits or engages in Subject Conduct. In the event of any of the conditions described above, the Company shall provide the Executive a Notice of Termination stating the grounds for immediate termination. Notwithstanding anything in this Agreement to the contrary, if the Executive’s experiences a Termination other than by the Company for Cause, the Company shall have the sole discretion to later use after-acquired evidence to retroactively re-characterize the prior Termination as a Termination for Cause if such after-acquired evidences supports such an action.
(e)“Change in Control” means a “Change in Control” under the 2020 Stock Plan.
(f)“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.
(g)“Confidentiality, Noncompetition and Intellectual Property Agreement” means the written Confidentiality, Noncompetition and Intellectual Property Agreement or other similar agreement between the Executive and the Company as may be in effect from time to time.
(h)“Good Reason” means (i) a material diminution in the Executive’s position as of the Effective Date; (ii) the assignment to the Executive of any duties materially inconsistent with and that constitute a material adverse change to the Executive’s duties, authority, responsibilities or reporting requirements or structure, as of the Effective Date, including ceasing being a direct report of the Chief Executive Officer of the Company; (iii) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within fifteen (15) days after a merger, consolidation, sale, or similar transaction; or (iv) the Executive’s mandatory relocation to an office location more than fifty (50) miles from Executive’s principal office location in the Columbus, Ohio area on the Effective Date. “Good Reason” shall not include acts taken by the Company by reason of the Executive’s physical or mental infirmity which impairs the Executive’s ability to substantially perform their duties. Notwithstanding the foregoing provisions of this definition, any assertion by the Executive of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (x) the Executive has provided a Notice of Termination to the Company indicating the existence of the condition(s) providing grounds for termination for Good Reason within sixty (60) days of the initial existence of such condition becoming known (or should have become known) to them; (y) the condition(s) specified in such notice must remain uncorrected by the Company for thirty (30) days following the Company’s receipt of such written notice; and (x) the Executive terminates employment immediately following the expiration of such thirty-day (30) period.
(i)    “IC Plan” means the incentive compensation plan of the Company in which the Executive participates as of the Termination Date.
(j)    “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, if applicable, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the Executive’s Termination under the provision so indicated, and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date.
(k)     “Protection Period” means, (i) the period beginning three (3) months prior to a Change in Control and ending twenty-four (24) months following a Change in Control.
(l)    “Qualifying Termination” means the Executive’s Termination either: (i) by the Company without Cause; or (ii) by the Executive for Good Reason.
(m)    “Subject Conduct” means sexual harassment (including creation of a hostile work environment), gender discrimination and retaliation related to the foregoing or a violation of any policy of the Company relating to sexual harassment (including creation of a hostile work environment), gender discrimination and retaliation related to the foregoing.
(n)    “Termination” means the Executive’s termination of employment with the Company, for any reason, whether voluntary or involuntary, provided that such termination constitutes a “separation from service” as defined and applied under Section 409A of the Code.
(o)    “Total Disability” means “total disability” as defined in the Company’s long-term disability plan as in effect from time to time.
(p)    “Variable Compensation” means any cash-based performance or incentive award paid by or any equity or equity-based compensation awarded by the Company, including, but not limited to, under the 2020 Stock Plan (and any successor thereto) and the IC Plan.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the date(s) set forth below to be effective as of the Effective Date.
JULIE B. ROSEN                        DATE

/s/ Julie B. Rosen                    5/13/2022

BATH & BODY WORKS, INC.            DATE

By: /s/ Sarah E. Nash                    5/13/2022

Title: Executive Chair and Interim
Chief Executive Officer

[Signature Page to Executive Severance Agreement]